Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-277540) on Form N-2 and related Prospectus of Fidus Investment Corporation of our reports dated February 26, 2026, relating to the consolidated financial statements, including the senior securities table, and the effectiveness of internal control over financial reporting of Fidus Investment Corporation and Subsidiaries, appearing in the Annual Report on Form 10-K of Fidus Investment Corporation for the year ended December 31, 2025.

We also consent to the reference to our firm under the headings "Independent Registered Public Accounting Firm” and “Item 25. Financial Statements and Exhibits” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

February 26, 2026